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Exhibit 99.2

ImClone Systems Incorporated Investors: Andrea F. Rabney (646) 638-5058 Media: Jason E. Farber (646) 638-5063	The Abernathy MacGregor Group David Pitts (212) 371-5999

For Immediate Release

IMCLONE SYSTEMS INCORPORATED APPOINTS WILLIAM W. CROUSE
AND DAVID SIDRANSKY, M.D., TO BOARD OF DIRECTORS

New York, NY—January 26, 2004—ImClone Systems Incorporated (NASDAQ: IMCL) announced today the appointment of William W. Crouse and David Sidransky, M.D., to the Company's Board of Directors. Mr. Crouse has 30 years of experience in the pharmaceutical and diagnostic industries in general management, international operations, strategic planning, licensing, acquisitions, new product development, and sales and marketing, as well as 10 years of biotechnology venture capital experience.     Dr. Sidransky brings nearly 20 years of experience in the practice and instruction of medicine with expertise in oncology and molecular pathology, as well as in providing scientific guidance to institutions and corporations.

"ImClone Systems' Board of Directors has added valuable expertise in science and medicine with David Sidransky's appointment, and in the growth and management of both early-stage and multinational corporations with the appointment of William Crouse," stated David M. Kies, Lead Director of the Board of ImClone Systems. "These skills will give the Board added insight into key issues and challenges the Company will face as it evolves into a fully-integrated biopharmaceutical company."

Mr. Crouse, 61, is currently a Managing Director and General Partner of HealthCare Ventures LLC, a privately held venture capital firm founded in 1985 that specializes in biotechnology. Mr. Crouse joined HealthCare Ventures in 1994 from Ortho Diagnostic Systems, a division of Johnson & Johnson, where he served as its Worldwide President. Mr. Crouse has also worked for DuPont Pharmaceuticals, Revlon Healthcare Group, and Squibb Corporation in a variety of positions. He serves or has served on the boards of several biotechnology companies, and as a trustee of several educational and philanthropic organizations.

Mr. Crouse was awarded a B.S. from Lehigh University and a M.B.A. from Pace University.

Dr. Sidransky, 43, is a Professor of Oncology, Urology, Cellular & Molecular Medicine, Pathology, Otolaryngology and Genetics at Johns Hopkins University School of Medicine and Director of the Head and Neck Cancer Research Program at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins. Dr. Sidransky has served as an advisor to the scientific boards of corporations and institutions including Amgen, Medimmune and Roche, is a member of numerous National Institutes of Health Working Groups, serves on the editorial boards of several research publications, including serving as Senior Editor of Clinical Cancer Research and is named on twelve patents. Among other awards and honors, Dr. Sidransky has received the Sarstedt International Research Prize from the German Society of Clinical Chemistry and the Walter Hubert Award from the British Association of

Cancer Research. He is a member of the American Association of Cancer Research, the American Association for the Advancement of Science and the New York Academy of Sciences.

Dr. Sidransky joined Johns Hopkins in 1988 from Baylor College of Medicine where he served his residency. He received his B.S. from Brandeis University and his M.D. from Baylor College of Medicine.

About ImClone Systems Incorporated

        ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; manufacturing losses and risks associated therewith; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations including but not limited to our investigations pertaining to withholding tax issues; complying with covenants in the indenture for the company's Convertible Subordinated Notes and with the terms of other contractual obligations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. For further information on factors which could impact the company and the statements contained in this news release, reference should be made to the company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99.2
IMCLONE SYSTEMS INCORPORATED APPOINTS WILLIAM W. CROUSE AND DAVID SIDRANSKY, M.D., TO BOARD OF DIRECTORS